                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-45788

PROSPECTUS




                                5,045,629 SHARES

                               CISCO SYSTEMS, INC.
                                  COMMON STOCK


     The 5,045,629 shares of our common stock offered by this prospectus were originally issued by us in connection with our acquisition of IPmobile, Inc. All the shares of our common stock offered by this prospectus may be resold from time to time by or on behalf of certain of our shareholders. The shares were originally issued in private offerings made in reliance on Regulation D and/or Section 4(2) of the Securities Act of 1933.

     The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CSCO." On September 12, 2000, the last sale price for our common stock as reported on The Nasdaq National Market was $58.875.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCES IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                         -------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------


================================================================================


                The date of this prospectus is October 5, 2000.

                                TABLE OF CONTENTS


                                                            PAGE
                                                            ----
            Where You Can Find More Information...............3
            Incorporation of Certain Documents by Reference...3
            The Company.......................................4
            Plan of Distribution..............................4
            Selling Shareholders..............................6
            Legal Matters.....................................7
            Experts...........................................7

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public from our web site at http://www.cisco.com or at the Securities and Exchange Commission's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

          (a) Cisco's Annual Report on Form 10-K for the fiscal year ended July 29, 2000, filed September 29, 2000, including certain information in Cisco's Definitive Proxy Statement in connection with Cisco's 2000 Annual Meeting of Shareholders and certain information in Cisco's Annual Report to Shareholders for the fiscal year ended July 29, 2000;

          (b) The Registrant's Current Reports on Form 8-K filed with the Commission on August 15, 2000, September 7, 2000, September 15, 2000, September 26, 2000, September 28, 2000 and September 29, 2000;

          (c) The description of Cisco Common Stock contained in its registration statement on Form 8-A filed January 8, 1990, including any amendments or reports filed for the purpose of updating such descriptions; and

          (d) The description of Cisco's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Larry R. Carter
     Senior Vice President, Chief Financial Officer and Secretary
     Cisco Systems, Inc.
     170 West Tasman Drive
     San Jose, CA 95134-1706
     408-526-4000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

                                   THE COMPANY

     Our principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Cisco's telephone number is (408) 526-4000.

                              PLAN OF DISTRIBUTION

     We are registering all 5,045,629 shares on behalf of certain selling shareholders. We will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by reselling our common stock to or through broker-dealers. Our common stock may be resold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may reenter into hedging transactions with broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholder also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge our common stock to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the resale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with resales of our common stock. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock received by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the

Securities Act of 1933. The selling shareholders have advised Cisco that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the resale of our common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

     Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of resales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of shares of our common stock.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such Selling Shareholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of our common stock. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Exchange Act of 1933.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of their employment with us as of the date of the closing of the acquisition. No estimate can be given as to the amount of our common stock that will be held by the Selling Shareholders after completion of this offering because the selling shareholders may offer all or some of our common stock and because there currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                     NUMBER OF
                                       SHARES        PERCENT OF         NUMBER OF
                                    BENEFICIALLY     OUTSTANDING    SHARES REGISTERED
NAME OF SELLING SHAREHOLDER            OWNED           SHARES        FOR SALE HEREBY (1)
---------------------------         ------------     -----------    -----------------
Ali, Mohammad R.                       447,047            *              447,047
Patel, Achal                           434,344            *              434,344
Patel, Pulin R.                        457,592            *              457,592
Patel, Shriti                           33,030            *               33,030
Alin Jayant and Nidhi Jayant-Sheth      33,030            *               33,030
Aschenbrenner, Tom                     122,465            *              122,465
Davis, Russell                         183,878            *              183,878
Bettencourt, Brent                       4,954            *                4,954
Holur, Balajii                           1,651            *                1,651
Holur, Balajii                           4,954            *                4,954
Patel, Arvind                            9,083            *                9,083
Kim, Hyun C.                             2,477            *                2,477
Kim, Hyun C.                             1,651            *                1,651
Kim, Hyun C.                               825            *                  825
Choksi, Ojas T.                         23,144            *               23,144
Burkus, Gregory J.                      38,941            *               38,941
Burrows, Gary                           13,212            *               13,212
Desai, Ajay                              3,303            *                3,303
Dhllon, Abinder Singh                    3,303            *                3,303
Hattangady, Sunil V.                     3,303            *                3,303
Luu, Mandy                               3,303            *                3,303
Mirza, Shazia                            6,606            *                6,606
Murray, Michael P.                      23,375            *               23,375
Ngo, Hoang                              13,212            *               13,212
Patel, Nijaj                             9,909            *                9,909
Patel, Parag                             6,606            *                6,606
Patil, Harshawardhan                     6,606            *                6,606
Purohit, Janak                           6,606            *                6,606
Purohit, Neha                            3,303            *                3,303
Ramaswami, Ashok                        14,990            *               14,990
Shah, Jagdish                            3,303            *                3,303
Shah, Vikas                              6,606            *                6,606
Tarabocchia, Diano                       6,606            *                6,606
Trehan, Vikas                            3,303            *                3,303
Trojaniak, Eugene                        6,606            *                6,606
Ung, Hourt                               6,606            *                6,606
Vakharia, Hiren                          6,606            *                6,606
Vendantachar, Rukmini                    6,606            *                6,606
Williams, Ushma                          9,909            *                9,909
Wong, Kelly                              6,606            *                6,606
Sevin Rosen Fund VI L.P.             1,384,218            *            1,384,218
Sevin Rosen VI Affiliates Fund L.P.    109,005                           109,005
Sevin Rosen Bayless Management
 Company                                 3,798            *                3,798
Radwan, Marianne                         2,031            *                2,031
North Bridge Venture Partners
 III, L.P.                           1,499,053            *            1,499,053
WS Investment Co. 99B                   11,433            *               11,433
Esber, Matthew J.                          254            *                  254
Freeman, Brandon                           254            *                  254
Horton, Robert E.                          254            *                  254
Owens, William B.                          508            *                  508
Patel, Priti M.                          6,606            *                6,606
Mohr Seed Capital, L.P.                 38,111            *               38,111
Silicon Valley Bancshares               10,644            *               10,644
                                     ---------                        ----------
Total                                5,045,629                         5,045,629

-----------------
*    Represents beneficial ownership of less than one percent.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Cisco Systems, Inc. by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

     The consolidated financial statements of Cisco Systems, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended July 29, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, has notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.

================================================================================

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                                 --------------


================================================================================

                               CISCO SYSTEMS, INC.



                                5,045,629 SHARES
                                 OF COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------






                                October 5, 2000


================================================================================